INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 33-69892 on Form N-4 of ReliaStar Select Variable Account filed under the Securities Act of 1933, and Amendment No. 13 to the Registration Statement under the Investment Company Act of 1940, respectively, of our report dated February 18, 2000 related to the financial statement of ReliaStar Select Variable Account for the year ended December 31, 1999, and our report dated
May 12, 2000 related to the statutory basis financial statements of ReliaStar Life Insurance Company as of and for the year ended December 31, 1999, appearing in the Statement of Additional Information of such Registration Statement, and to the references to us under the heading "Experts" appearing in such Prospectus and the Statement of Additional Information, all of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 27, 2001